Exhibit 5.3

Tyco International Ltd.
Freier Platz 10
CH-8200 Schaffhausen
Switzerland

VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 61 279 33 00

Fax +41 61 279 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 44 254 34 00

Fax +41 44 254 34 10

Basel, 5 May 2010

Tyco International Ltd.

Dear Sirs

We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares (the “Company”) with registered seat in Schaffhausen/Switzerland, in connection with the filing by Tyco International Finance S.A., a Luxembourg public limited liability company (“TIFSA”) with the United States Securities and Exchange Commission on 28 April 2010, of a preliminary prospectus supplement to the prospectus dated 1 May 2009 (the “Supplement”), with respect to, inter alia, the offer by TIFSA of certain notes (the “Notes”) and a guarantee by the Company of payment of principal and interest under the Notes (the “Guarantee”), pursuant to the terms of the Supplement and to the Prospectus.

Capitalized terms used herein shall have the meaning as defined in the Subject Agreements (as defined below) unless otherwise defined herein.

I.                                                  DOCUMENTS

For purposes of rendering this opinion, we have examined and relied on the following documents:

a)                                               an excerpt from the commercial register of the Canton of Schaffhausen in respect of the Company, certified by such commercial register to be up-to-date as of 29 March 2010 and a PDF copy of an excerpt from the commercial register of the Canton of Schaffhausen in respect of the Company as of 4 May 2010 and received on 4 May 2010 (together, the “Excerpt”);

b)                                              the articles of association of the Company dated 10 March 2010 as filed with the register of commerce in Schaffhausen, Switzerland (“Articles of Association”);

c)                                               a copy of the executed indenture dated as of 9 January 2009 among TIFSA, as issuer, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”);

d)                                              a copy of the executed supplemental indenture dated as of 5 May 2010 among TIFSA, as issuer, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Supplemental Indenture”); and

e)                                               a copy of the executed guarantee to the Supplemental Indenture dated as of 5 May 2010 as set forth in Exhibit A of the Supplemental Indenture (the “Guarantee”).

The documents a) through e) inclusive are referred to together as the “Documents” and the documents c) through e) inclusive are referred to together as the “Subject Agreements”.

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.                                              ASSUMPTIONS

In giving this opinion, we have assumed that:

a)                                               all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                                              all signatures on the Documents are genuine;

c)                                               no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company, no litigation, administrative or other proceeding of or before any non-Swiss governmental authority is pending against the Company, and that the Company has not passed a voluntary winding-up resolution, that no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and that no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues;

d)                                              there are no provisions of the laws or regulations of any jurisdiction other than Switzerland which would be contravened by the execution, delivery or filing of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation, or action to be taken under the Subject Agreements is required to be performed or taken in any jurisdiction outside Switzerland, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

e)                                               the Company is, immediately prior to the closing of the transactions contemplated in the Subject Agreements, solvent and does not suffer a loss of capital or over-indebtedness;

f)                                                 the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

g)                                              the Subject Agreements will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws by which they are expressed or to be governed;

h)                                              all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Subject Agreements have been duly obtained and are and will remain in full force and effect;

i)                                                  the Company’s CFO approved the borrowing contemplated in the Subject Agreements, that such approval has not been rescinded or amended and the total borrowings of the Company and its respective finance subsidiaries including the Notes are below the Maximum Indebtedness Limit (as defined and approved by the Company’s board of directors).

III.                                          OPINIONS

On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)                                               The Company is a corporation duly organised and validly existing under the laws of Switzerland, and is duly qualified to do business as a corporation and is in good standing in Switzerland.

b)                                              The Company has the full corporate power and authority to execute, deliver and perform the Guarantee, to own and hold its property and to engage in its business as presently conducted.

c)                                               The Company has taken all necessary corporate actions to authorize, execute and deliver the Guarantee. The Guarantee constitutes the Company’s legal, valid and binding obligation, enforceable against the

Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting creditors’ rights towards the Company generally, by general equitable principles or by principles of good faith and fair dealing.

IV.                                         QUALIFICATIONS

This opinion is subject to the following qualifications:

a)                                               This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, or any matters of fact (expressed in representations or warranties or otherwise) or tax matters.

b)                                              Enforcement of the parties’ rights under the Subject Agreements may be limited by bankruptcy, composition, reorganisation, moratorium, liquidation, misuse of rights (abus de droit), good faith, or similar laws relating to or affecting the enforcement of creditors’ rights generally.

c)                                               Enforcement in Switzerland of judgments rendered outside Switzerland would be subject to the limitations set forth in (a) the Swiss Federal Act on Private International Law (Bundesgesetz über das Internationale Privatrecht), in particular, and without limitation to the foregoing, the general principles of the Swiss ordre public as defined in Art. 17 and 18 of the Swiss Federal Code on Private International Law or (b) any international treaties under which Switzerland is bound. Enforcement in Switzerland of judgments rendered outside Switzerland may further-more be limited if the foreign court violated fundamental procedural principles as defined in Art. 27 of the Swiss Federal Act on Private International Law or if such enforcement would contravene the Swiss ordre public. In particular, remedies such as an order for specific per-formance or an injunction are discretionary remedies and may not be available under the laws of Switzerland where damages are considered to be an adequate remedy. Enforcement under Swiss debt collection and bankruptcy proceedings may only be made in Swiss francs and an USD amount or an amount in any other currency must accordingly be converted into Swiss franc at the rate obtained on the date of instituting the enforcement proceedings (Zahlungsbefehl) or/and at a later moment when the enforcement proceedings continue after an interruption (Fortsetzungsbegehren).

d)                                              Based on statutory law and generally accepted principles with respect to usury (which under Swiss jurisprudence are interests in excess of 18% per annum), the interest and provision fee payments under any of the debt securities may be subject to limitations.

e)                                               A foreign judgment will be enforced in Switzerland in accordance with the relevant procedural requirements of Swiss cantonal and federal law.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder shall be governed by and construed in accordance with Swiss law as in force at the date of this opinion. The exclusive place of jurisdiction for any claim arising out if this opinion is Zurich, Switzerland.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion is exclusively addressed to the addressee for its own use and benefit and may not be relied upon by any other person or copies distributed to any other person, except that for the purpose of the opinion to be addressed to you by the law firm, Gibson, Dunn & Crutcher LLP and filed on the Company’s Form 8-K dated 5 May 2010 (the “Form 8-K”), this opinion may be relied upon by them as if it were addressed to them. We consent to the filing of this opinion as an exhibit to the Form 8-K. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ VISCHER Ltd

VISCHER Ltd